EXHIBIT 10 (ah)
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October 28, 1997

Mr. Scott G. Halperin
Chairman of the Board
Saratoga Brands, Inc.
1835 Swarthmore Avenue
Lakewood, New Jersey 08701

Dear Mr. Halperin:

      THIS AGREEMENT (the "AGREEMENT") is made as of October 28, 1997 between Saratoga Brands Inc. ("SARATOGA") and M.H. Meyerson & Co., Inc. ("MEYERSON").

      In consideration of the mutual covenants contained herein and intending to be legally bound thereby, SARATOGA and MEYERSON hereby agree as follows:

1. MEYERSON will perform investment banking services on a non-exclusive basis for SARATOGA on the terms set forth below for a period of five years from the date hereof. Such services will be performed on a best efforts basis and will include, without limitation, assistance to SARATOGA in mergers, acquisitions and internal capital structuring and the placement of new debt and equity issues of SARATOGA, all with the objective of accomplishing SARATOGA's business and financial goals. In each instance, MEYERSON shall endeavor, subject to market conditions, to assist SARATOGA in identifying corporate candidates for mergers and acquisitions and sources of private and institutional funds; to provide planning, structuring, strategic and other advisory services to SARATOGA; and to assist in negotiations on behalf of SARATOGA. In each instance, MEYERSON will render such services as to which SARATOGA and MEYERSON mutually agree, and MEYERSON will exert its best efforts to accomplish the goals agreed to by MEYERSON and SARATOGA.

2. In connection with the performance of this AGREEMENT, MEYERSON and SARATOGA shall comply with all applicable laws and regulations, including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission.
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3. In consideration of services to be rendered by MEYERSON hereunder, MEYERSON is hereby granted Warrants to purchase 250,000 shares of Common Stock of SARATOGA at a price of $0.50 per share, and 250,000 shares of Common Stock of SARATOGA at a price of $0.60 per share, a total of 500,000 shares of Common Stock of SARATOGA, with demand and piggy back registration of rights as set forth in paragraph 6 below. Such Warrants ("MEYERSON Warrants") may be exercised at any time from October 28, 1997 to and including October 28, 2002, provided that they have vested. The MEYERSON Warrants shall vest and become irrevocable as follows: one third at each purchase price upon the effectiveness of this agreement, one third on April 28, 1998, and the balance on October 28, 1998.

4. In the event that the Company fails to honor the exercise by MEYERSON of any vested warrants as set forth herein, by failing to deliver the certificate(s) for the underlying shares of common stock to MEYERSON within 10 days after such exercise, MEYERSON may take legal action, without further notice to the Company, to obtain such underlying shares, and the Company agrees to pay all damages costs and expenses incurred by MEYERSON, including reasonable attorneys' fees. In addition to any other damages sustained by MEYERSON as a result of the Company's failure to honor such exercise, including any diminution in the value of the underlying shares over time, the Company agrees that it will pay MEYERSON interest, at the average prime rate based on New York City banking levels for the prior six months, on the market value of the underlying shares as of the 10th day after the exercise, for the period beginning on the 10th day after the exercise and ending on the day the certificates for the underlying shares are received by MEYERSON.

5. If SARATOGA should, at any time, or from time to time hereafter, effect a stock split, a reverse stock split or a recapitalization, the terms of the MEYERSON Warrants shall be proportionately adjusted to prevent the dilution or enlargement of the rights of the holders.

56. During the period from October 28, 1998 to April 28, 2002, the holders of at least 51% of: (i) the MEYERSON Warrants not then exercised; and (ii) the shares previously issued upon exercise of any of the MEYERSON Warrants (hereinafter, collectively, the "MEYERSON EQUITY") may demand, on one occasion only, that SARATOGA, at SARATOGA's expense, promptly file a Registration Statement under the Securities Act of 1933, as amended ("ACT"), to permit a public offering of the shares of Common Stock issued and issuable pursuant to exercise of the MEYERSON Warrants (the "MEYERSON SHARES"). Additionally, if SARATOGA, during the period from October 28, 1997 to October 28, 2002 files a Registration Statement covering the sale of any of SARATOGA's common stock, then SARATOGA, on each such occasion, at the request of the holders of at least 51% of the shares and warrants constituting the MEYERSON EQUITY, shall include in any such Registration Statement, at SARATOGA's expense, the MEYERSON SHARES, provided that, if the sale of securities by SARATOGA is being made through an underwriter and the underwriter objects to inclusion of the MEYERSON SHARES in the Registration Statement, the MEYERSON SHARES shall not
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be so included in the Registration Statement or in any registration statement filed within 90 days after the effective date of the underwritten Registration Statement.

7. The obligation of SARATOGA to register the MEYERSON SHARES, including the shares issuable upon exercise of the MEYERSON Warrants, pursuant to the demand or the piggy back registration rights set forth in paragraph 5, above, shall be without regard to whether the MEYERSON Warrants have been or will be exercised.

8. SARATOGA agrees that, per a period of three (3) years from the date of this AGREEMENT, SARATOGA will not utilize the registration exemption set forth in Regulation S under the ACT without the consent of MEYERSON, which consent will not be unreasonably withheld. SARATOGA further agrees that SARATOGA will not issue in excess of 10% per year of SARATOGA's outstanding shares under an S-8.

9. This AGREEMENT constitutes the entire Warrant Agreement between the parties and when a copy hereof is presented to SARATOGA's transfer agent, together with a certified check in the proper amount and a request that all or part of the MEYERSON Warrant be exercised, the certificates for the appropriate number of shares of Common Stock shall be promptly issued.

10. Upon execution of this AGREEMENT, SARATOGA shall include in their next annual report and filings, the highlights and terms of this investment banking AGREEMENT.

11. Upon signing of this AGREEMENT, SARATOGA shall pay MEYERSON $5,000.00 as a non-accountable and non-refundable expense allowance for due diligence and general compliance review. Further, SARATOGA shall pay an additional $20,000 to MEYERSON within 90 days. MEYERSON, shall be entitled to additional compensation, to be negotiated between MEYERSON and SARATOGA, arising out of any transactions that are proposed or executed by MEYERSON and consummated by SARATOGA, or are executed by MEYERSON at SARATOGA's request, during the term of this AGREEMENT to the extent that such compensation is normal and ordinary for such transactions. In addition, MEYERSON shall be reimbursed by SARATOGA for any reasonable out-of-pocket expenses that MEYERSON may incur in connection with rendering any service to or on behalf of SARATOGA that is approved, in writing, in advance by SARATOGA's Chief Executive Officer.

12. SARATOGA agrees to indemnify and hold MEYERSON and its directors, officers and employees harmless from and against any and all losses, claims, damages, liabilities, costs or expenses arising out of any action or cause of action brought against MEYERSON in connection with its rendering services under this AGREEMENT except for any losses, claims, damages, liabilities, costs or expenses resulting from any violation by MEYERSON of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission or any state securities commission or
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from any act of MEYERSON involving willful misconduct and except that SARATOGA shall not be liable for any amount paid in settlement of any claim that is settled without its prior written consent.

13. MEYERSON agrees to indemnify and hold SARATOGA and its directors, officers and employees harmless from and against any and all losses claims, damages, liabilities, costs or expenses resulting from any violation by MEYERSON of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, any state securities commission or from any act of MEYERSON involving willful misconduct.

14. Within 90 days of the date of this AGREEMENT, a representative of MEYERSON will visit the corporate headquarters of SARATOGA. SARATOGA will submit to MEYERSON a current business plan setting forth how SARATOGA plans to proceed over the next two (2) years.

15. Nothing contained in this AGREEMENT shall be construed to constitute MEYERSON as a partner, employee or agent of SARATOGA, nor shall either party have any authority to bind the other in any respect, it being intended that MEYERSON is, and shall remain an independent contractor.

16. This AGREEMENT may not be assigned by either party hereto, shall be interpreted in accordance with the laws of the State of New Jersey, and shall be binding upon the successors of the parties. Either party may terminate this investment banking contract at any time, however, legally vested Warrants will remain with MEYERSON.

17. If any paragraph, sentence, clause or phrase of this AGREEMENT is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other paragraphs, sentences, clauses or phrases hereof not so held shall be and remain in full force and effect.

18. None of the terms of this AGREEMENT shall be deemed to be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure of either party at any time to require performance by the other party of any provision hereof shall, in no way, affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

19. Any dispute, claim or controversy arising out of or relating to this AGREEMENT, or the breach thereof, shall be settled by arbitration in Jersey City, New Jersey, in accordance with
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the Commercial Arbitration Rules of the American Arbitration Association. The
parties hereto agree that they will abide by and perform any award rendered by the arbitrator(s) and that judgment upon any such award may be entered in any Court, state or federal, having jurisdiction over the party against whom the judgment is being entered. Any arbitration demand, summons, complaint, other process, notice of motion or other application to an arbitration panel, Court or Judge, and any arbitration award or judgment may be served upon any party hereto by registered or certified mail, or by personal service, provided a reasonable time for appearance or answer is allowed.

20. For purposes of compliance with laws pertaining to potential inside information being distributed unauthorized to anyone, all communications regarding SARATOGA's confidential information should only be directed to Martin
H. Meyerson, Chairman, Michael Silvestri, President or Joseph Messina, Vice President, Compliance. If information is being faxed, MEYERSON's confidential compliance fax number is (201) 459-9534 for communication use.

      IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the day and year set forth above.

   M.H. Meyerson & Co., Inc.                  Saratoga Brands Inc.


By:                                        By:
   --------------------------------           ------------------------------
   Michael Silvestri                          Scott G. Halperin
   President                                  Chairman of the Board